UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

IGC Pharma, Inc.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholder,

Thank you for your continued support of IGC Pharma. Our Annual Meeting of Stockholders will be held on December 2, 2026, at 11:00 a.m. local time, at 10224 Falls Road, Potomac, Maryland 20854.

Last year, we changed our fiscal year-end from March 31 to December 31. As a result, this letter covers the nine-month period ended December 31, 2025. I have tried to write it as I would want to read it as a stockholder: plainly, candidly, and with the figures you need to judge our progress for yourself.

The most significant development is completing enrollment in CALMA, our Phase 2 trial of IGC-AD1. The highlights are summarized below.

Enrolled 100% in the Phase 2 CALMA trial, as of October 19, 2026	3 patents granted or allowed	aha™ AI platform 90% reduction in data-preparation time in internal testing	Annual savings of $600K in net cash outflow from exiting the Vancouver facility

Sources: Transition Report on Form 10-KT, Quarterly Reports on Form 10-Q, and Company press releases.

Our Two Priorities: CALMA and Artificial Intelligence

Two programs define IGC today. The first is CALMA, our Phase 2 trial of IGC-AD1 for agitation in Alzheimer’s dementia. An estimated 7.4 million Americans age 65 and older are living with Alzheimer’s¹, and agitation affects up to 76% of people with the disease. Its restlessness and distress can make daily care exhausting for patients and for the nearly 13 million Americans who provide unpaid care, care valued at more than $446 billion in 2025¹. The second is our artificial intelligence (AI) work, which is moving from award-winning research, including third place overall in Phase 1 of the National Institute on Aging’s PREPARE Challenge, toward commercial use. CALMA remains our first priority, and we believe both programs can create meaningful value for patients and for stockholders.

¹	Alzheimer’s Association, 2026 Alzheimer’s Disease Facts and Figures.

CALMA: Enrollment Complete

Enrolling CALMA was demanding. Our participants average about 78 years of age, and identifying older adults who meet the study’s strict eligibility criteria, then screening them carefully across many sites in the United States and Canada. On September 28, 2026, we completed 100% of planned enrollment, including over-enrollment to account for participant drops and to ensure we have adequate data for secondary and exploratory endpoints.

Enrollment progress as reported in Company announcements.

Final dosing is expected to conclude in November 2026, to be followed by database lock, unblinding, and analysis. At each periodic review, the Data Safety Monitoring Committee has recommended that the trial continue without modification, and blinded monitoring has not identified any serious adverse events assessed as treatment-related. These safety data remain subject to final review after database lock and unblinding.

The safety findings to date are encouraging, but they do not tell us whether IGC-AD1 is effective. Only the unblinded data can answer that question. I am grateful to our investigators and site staff and, above all, to the patients and caregivers who gave their time to this study.

FYE2026 Form DEF 14A	2

Building Our Own Clinical Capability

Rather than outsource CALMA entirely to a large contract research organization, we built our own clinical operations and data management team, much of it based in Colombia and supported by our own electronic data capture system. We continue to use outside vendors where it makes sense. We believe this approach has saved a significant amount compared with a fully outsourced trial and has given us a capable team for future Phase 2 and Phase 3 studies.

Intellectual Property

U.S. Patent 12465589 Granted November 2025 IGC-AD1 formulation	U.S. Patent 12491200 Granted December 2025 Microdose cannabinoid treatment for stuttering and Tourette’s	Canada 3095729 Allowed February 2026 IGC-AD1 composition

Sources: Company press releases and Transition Report on Form 10-KT.

Two of these protect IGC-AD1’s formulation and composition in the United States and Canada. Beyond IGC-AD1, we reported encouraging in-vitro findings for IGC-1C, focused on tau pathways, and IGC-M3, focused on amyloid aggregation and neuroinflammation. Both programs are at an early, preclinical stage, and considerable work remains before they could reach patients.

Artificial Intelligence: From Awards to Applications

MINT-AD™, our patent-pending platform designed to help identify Alzheimer’s risk and forecast cognitive decline, received awards in the National Institute on Aging’s PREPARE Challenge for model generalization, disproportionate impact, and clean code, and placed third overall in Phase 1. In June 2026, we reported that aha™, our patent-pending Agentic Harmonization Assistant, reduced the time required to prepare Alzheimer’s research data from about 28 hours to 2.5 hours in a representative internal test, a reduction of about 90%. Results may vary with the data.

On October 13, 2026, we introduced PRISM™, an application layer built on MINT-AD and designed to put risk insights to practical use in risk stratification, cognitive-health tracking, clinical-trial optimization, and personalized brain-health programs. These platforms are investigational and have not been cleared or approved as diagnostic products.

Exiting Contract Manufacturing

For several years, IGC operated a contract manufacturing plant in Vancouver, Washington. It was a viable business, but not one that belonged in a company whose future depends on Alzheimer’s research, and it consumed about $600 thousand a year in net cash.

In September 2025, we transferred the plant’s equipment, inventory, and operations to Wellness Essentials Northwest LLC, which also assumed certain employees and lease obligations. In return, we received the right to purchase formulations from the buyer at preferential prices beginning in 2027, as well as 10% of the net proceeds should the buyer sell the business within five years. These rights were valued at about $2.7 million, and after transition costs we recorded a net gain of about $1.1 million, reflecting value we expect to realize in future years. We also dissolved two inactive subsidiaries in India that no longer served our programs.

$600K yearly net cash outflow eliminated	$2.7M value of supply rights and sale interest received	$1.1M net gain recorded on the transaction	2 inactive subsidiaries dissolved

Source: Transition Report on Form 10-KT, Note 7, “Dispositions and Disposals.”

Financial Results

At the outset, we are a clinical-stage pharma company. Most clinical-stage companies do not have revenue. We, however, have some revenue from selling formulations. We also expect to drive revenue from our AI products. The table below compares our revenue and results for the nine months ended December 31, 2025, with the same period a year earlier.

$ in thousands	Nine months 2025	Nine months 2024
Revenue	869	941
Gross profit	297	465
Research and development	(3,921)	(2,658)
Selling, general and administrative	(4,121)	(3,841)
Operating loss	(7,745)	(6,034)
Other income, net	3,599	110
Net loss	(4,146)	(5,924)
Cash used in operating activities	(4.7 million )	(4.1 million )

Nine-month periods ended December 31. Source: Transition Report on Form 10-KT.

FYE2026 Form DEF 14A	3

Other income of $3.6 million includes two items that did not generate cash. The first is the $1.1 million net gain on the Vancouver transaction, which reflects benefits we expect to receive under the supply arrangement in future years. The second is a $2.1 million gain on the dissolution of the two inactive subsidiaries: as accounting rules require, currency-translation amounts accumulated in equity over many years were reclassified into earnings when those subsidiaries were closed. Because these gains are non-cash, we pay particular attention to the operating loss.

Our operating loss increased by $1.7 million to $7.7 million. About three-quarters of that increase came from research and development, as we enrolled patients, activated new sites, and ran several recruitment initiatives to complete CALMA. Selling, general and administrative expenses rose by $281 thousand, or 7%, an increase more than accounted for by a $349 thousand rise in non-cash expense. Excluding that item, these expenses were lower than in the prior-year period.

Operating spending = research and development plus selling, general and administrative expenses ($ millions).

We used $4.7 million in operating activities during the nine months and raised about $5.2 million through sales of common stock. Like most clinical-stage companies, we fund research by issuing shares, which dilutes each stockholder’s percentage ownership. We do not take the dilution lightly, and we work to make every dollar count.

Aligned With Our Stockholders

In June 2026, Claudia Grimaldi, our Principal Financial Officer, and I agreed to accept shares of common stock, rather than cash, for about $1.15 million the Company owed us, including funds we had advanced to the Company. We made that choice because we believe in what we are building, and because we want our own rewards tied to the same measure as yours: the value of IGC’s shares.

Key Milestones

Aug 2025	Reported preclinical results for IGC-M3 Research
Sep 2025	Awards in NIA’s PREPARE Challenge, including third place overall in Phase 1 AI
Sep 2025	Exited Vancouver manufacturing Corporate
Oct 2025	Reported in-vitro findings for IGC-1C Research
Nov 2025	U.S. Patent 12465589 granted (IGC-AD1 formulation) Patents
Dec 2025	U.S. Patent 12491200 granted (stuttering and Tourette’s) Patents
Feb 2026	Canadian Notice of Allowance for IGC-AD1 composition Patents
Jun 2026	aha™ cut data-preparation time by about 90% in an internal test AI
Jun 2026	CEO and Principal Financial Officer accepted shares instead of cash for about $1.15 million owed to them Corporate
Sep 2026	CALMA enrollment 100% complete Clinical
Oct 2026	PRISM™ introduced AI
Nov 2026	Final dosing (expected) Expected

Dates of Company announcements and filings. Expected events may change.

FYE2026 Form DEF 14A	4

Looking Ahead

1.	Complete the CALMA analysis and report topline results.

2.	Move PRISM™ and aha™ toward commercial use through licensing, partnerships, and online channels.

3.	Pursue partnerships with larger biopharmaceutical companies for IGC-AD1 and our AI technology.

4.	Explore IGC-AD1 in other indications, including sleep disturbance and psychosis in Alzheimer’s disease.

Your Vote Matters

Whether or not you plan to attend the meeting, I encourage you to vote on the proposals described in the proxy statement. The Board of Directors recommends that you vote FOR each proposal.

In Closing

IGC has evolved from a company built around manufacturing into one with Phase 2 trial data approaching, a growing patent estate, AI platforms moving toward commercial use, and a clinical team of its own.

I am proud of what our team has accomplished. Thank you for your trust.

Sincerely,

/s/ Ram Mukunda

Chief Executive Officer

Forward-Looking Statements: This letter contains forward-looking statements, including statements about the timing of final dosing, database lock, unblinding, and topline results of the CALMA trial; our development and commercialization plans for IGC-AD1, MINT-AD, PRISM, and aha; the expected benefits of our internal clinical operations and of the Vancouver transaction; potential partnerships; and our beliefs about the value of our programs. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including those described under “Risk Factors” in our Transition Report on Form 10-KT for the nine-month period ended December 31, 2025, and our subsequent Quarterly Reports on Form 10-Q. We undertake no obligation to update these statements, except as required by law.

FYE2026 Form DEF 14A	5

IGC Pharma, Inc.

10224 Falls Road, Potomac,
Maryland, 20854

ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend the 2026 Annual Stockholders’ Meeting of IGC Pharma, Inc. (“IGC,” “we,” “us,” “our,” or the “Company”), which is to be held at 10224 Falls Road, Potomac, Maryland, 20854, on December 2, 2026, at 11:00 a.m. local time. We reserve the right to take any additional precautionary measures we deem appropriate in relation to the physical meeting and access to our premises. We may need to change the time, date, or location of the Annual Meeting. If we do so, we will announce any changes in advance as required by the Securities and Exchange Commission (the “SEC”), and by any applicable state law. The Annual Meeting will commence with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders, followed by a report on our operations.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which more fully describes the formal business to be conducted at the Annual Meeting, follows this letter. We encourage you to carefully read these materials. The notice and the accompanying proxy statement will be mailed to all stockholders by October 23, 2026.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating, and returning your proxy card. Beneficial owners of shares held in street name should follow the instructions in the Proxy Statement for voting their shares. If you are a record holder and you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 2, 2026:

This Proxy Statement, the Notice of Annual Meeting of Stockholders, and our Annual Report to Stockholders, which consists of our Transition Report on Form 10-KT for the nine-month transition period ended December 31, 2025, are available at http://www.igcpharma.com.

Except as otherwise stated, information on our website is not a part of this Proxy Statement.

We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about October 23, 2026, and provide access to our proxy materials over the Internet, beginning on that date for the holders of record and beneficial owners of our shares of common stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review this Proxy Statement and our Transition Report on Form 10-KT for the nine-month period ended December 31, 2025. The Notice of Internet Availability also instructs you on how you may authorize a proxy to vote your shares over the Internet and provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual meeting materials via email, the email contains voting instructions and links to our annual report and proxy statement on the internet.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

/s/ Richard Prins

Chairman

FYE2026 Form DEF 14A	6

IGC Pharma, Inc.

10224 Falls Road, Potomac,
Maryland, 20854

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (the “Annual Meeting”) for the transition period ended December 31, 2025, of IGC Pharma, Inc. (“IGC,” “we,” “us,” “our,” or the “Company”) will be held at 10224 Falls Road, Potomac, Maryland, 20854, on December 2, 2026, at 11:00 a.m. local time. We will mail a Notice of Internet Availability of Proxy Materials or the voting materials, which include this Proxy Statement, the proxy card, and our Annual Report for the transition period ended December 31, 2025 (the “Transition Period”), to Stockholders of the Company on or about October 23, 2026.

Stockholders who desire to attend the Annual Meeting should indicate such planned attendance by marking the appropriate box on the enclosed proxy card. Stockholders who do not indicate attendance at the Annual Meeting by proxy will be required to present acceptable proof of stock ownership to attend the Annual Meeting. All stockholders must furnish personal photo identification for admission to the Annual Meeting.

The Company will hold the Annual Meeting for the following purposes:

(1)	To elect Ms. Claudia Grimaldi to the Company’s Board of Directors to serve as a Class A director until the 2029 Annual Meeting of Stockholders, until such director’s successor shall be duly elected and qualified, or until such director’s earlier death, resignation, or removal from office;

(2)	To approve an amendment to Section 4.1 of the Company’s 2018 Omnibus Incentive Plan to change the annual share reserve adjustment date from April 1 to January 1 of each year, effective January 1, 2027;

(3)	To approve an amendment to Section 4.1 of the Company’s 2018 Omnibus Incentive Plan to increase the annual share reserve percentage from fifteen percent (15%) to twenty percent (20%), effective January 1, 2027;

(4)	To approve the grant of 5,000,000 shares of common stock, governed by the Company’s 2018 Omnibus Incentive Plan, to be granted from time to time to the Company’s current and new employees, officers, advisors, directors, and consultants by the Board of Directors, pursuant to certain metrics including performance, vesting, and incentive as set by the Board of Directors and or the CEO;

(5)	To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables, and the narrative disclosures that accompany the compensation tables) (the “Say-on-Pay Proposal”);

(6)	To ratify the appointment of Manohar Chowdhry & Associates, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and

(7)	To act upon such other matters as may properly come before the Annual Meeting, including any proposal to adjourn or postpone the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies (the “Adjournment Proposal”).

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of each of the foregoing items of business.

Only holders of record of our common stock at the close of business on October 19, 2026, are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

By Order of the Board of Directors,

/s/ Richard Prins
Chairman

FYE2026 Form DEF 14A	7

IGC PHARMA, INC.

PROXY STATEMENT

The Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting proxies for the Annual Meeting. You may revoke your proxy at any time prior to voting at the Annual Meeting by submitting a later-dated proxy or by giving timely written notice of your revocation to the Secretary of the Company. Proxies properly executed and received by the Secretary prior to the Annual Meeting, and not revoked, will be voted in accordance with the terms of the proxies.

Registered stockholders holding shares of the Company’s common stock may vote by completing, signing, dating the proxy card, and returning it as promptly as possible. The Company will pay all of the costs associated with this proxy solicitation. Proxies may be solicited in person or by mail, telephone, telefacsimile, or other means of electronic transmission by our directors, officers, and employees. We will also reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding soliciting materials to the beneficial owners of the Company’s common stock.

If you desire to attend the Annual Meeting, you should indicate your intent to attend in person when voting by marking the appropriate box on the enclosed proxy card. If you do not indicate attendance at the Annual Meeting on the proxy, you will be required to present acceptable proof of stock ownership to attend. All stockholders who attend the Annual Meeting must furnish personal photo identification for admission. If your shares are not registered in your own name, and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting in order to vote.

VOTING RIGHTS

Our stockholders are entitled to one vote at the Annual Meeting for each share of Company’s common stock held of record as of October 19, 2026 (the “Record Date”). As of the close of business on the record date, there were 116,142,321 shares of common stock outstanding. A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. If your shares are held in “street name,” these proxy materials are being forwarded to you by your bank or brokerage firm (the “Record Holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct the Record Holder on how to vote your shares, and the Record Holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares in its discretion on “routine matters.”

VOTES REQUIRED

Each of (i) the election of the nominee for director (Proposal One); (ii) the approval, for an amendment to Section 4.1 of the Company’s 2018 Omnibus Incentive Plan to change the annual share reserve adjustment date from April 1 to January 1, in order to align with the Company’s December 31 fiscal year-end; (Proposal Two); (iii) the approval of an amendment to Section 4.1 of the Company’s 2018 Omnibus Incentive Plan to increase the annual share reserve percentage from the current 15% to 20%; (Proposal Three); (iv) the approval of the grant of Compensation Shares (Proposal Four); (v) the Say-on-Pay Proposal (Proposal Five); (vi) the ratification of the appointment of Manohar Chowdhry & Associates as the Company’s independent registered public accounting firm (Proposal Six); and (vii) the Adjournment Proposal (Proposal Seven) requires the affirmative vote of the holders of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote thereon.

BROKER NON-VOTES

A “broker non-vote” occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern, brokers who are voting with respect to shares held in street name have the discretion to vote such shares on routine matters but not on non-routine matters.

The election of directors in an uncontested election is deemed to be a non-routine matter. In addition, approval of Proposal Two, Proposal Three, Proposal Four and Proposal Five is deemed a non-routine matter. Accordingly, if you hold your shares in street name, in order for your shares to be voted on Proposal One, Proposal Two, Proposal Three, Proposal Four and Proposal Five, you must provide voting instructions to your broker in accordance with the voting instructions that you receive from your broker. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for quorum purposes. In determining whether the proposal has been approved, abstentions will be counted for purposes of determining the presence or absence of a quorum and will be counted as votes against the proposal, and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal.

FYE2026 Form DEF 14A	8

For the purposes of this Annual Meeting, the Company has determined that the ratification of the appointment of its independent registered public accounting firm (Proposal Six) is a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore, no broker non-votes are expected to exist in connection with Proposal Six. The approval of the adjournment or postponement of the Annual Meeting (Proposal Seven), if a quorum is present, requires the affirmative vote of the holders of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote thereon. Approval of the Adjournment Proposal is not conditioned upon the approval of any other proposals in this proxy.

We are not aware of any matters that are to come before the Annual Meeting other than those described in this Proxy Statement; however, if other matters do properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected timing of final participant dosing, database lock, unblinding, and topline results of the CALMA trial. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including those described under “Risk Factors” in our Transition Report on Form 10-KT for the nine-month period ended December 31, 2025, and in our subsequent Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statement, except as required by law.

SOLICITATION OF PROXIES

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers, and other custodians, nominees, and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. We have also engaged InvestorCom to solicit proxies on our behalf. We anticipate that the fees to InvestorCom will be approximately $4,500.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors is currently divided into three classes, Class A, Class B, and Class C, with only one class of directors being elected in each year and each class serving a three-year term. At the 2026 Annual Meeting, Ms. Claudia Grimaldi, a Class A director, is to be elected as a member of our Board of Directors to serve until the 2029 Annual Meeting of Stockholders and until her successor is duly elected and qualified, or until her earlier resignation, removal, or death. Our Board of Directors has nominated Ms. Claudia Grimaldi to serve as a Class A director.

The other current directors consist of two Class B directors and two Class C directors, who will serve until the 2027 and 2028 Annual Stockholders’ Meetings, respectively, and until their successors are duly elected and qualified.

Should any vacancy occur on the Board of Directors, the remaining directors would be able to fill such vacancy by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected by the Board of Directors to fill a vacancy would hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified. If the size of the board is increased, additional directors will be apportioned among the three classes in order to make all classes as nearly equal as possible.

Set forth below is information regarding our Class A director nominee. Except as set forth below, there are no family relationships between any of our directors or executive officers. Each director holds his or her office until he or she resigns or is removed and his or her successor is elected and qualified.

Name	Class	Age	Position	Director Since	Term will Expire
Claudia Grimaldi	A	55	Vice President, Principal Financial Officer, Chief Compliance Officer, and Director	2022	2026

Claudia Grimaldi has served on the Board of Directors since March 2022. She also serves as Vice President, Principal Financial Officer, and Chief Compliance Officer. Ms. Grimaldi oversees the Company’s accounting and finance functions across multiple countries and supports timely, accurate statutory and regulatory compliance, including matters involving the SEC, FINRA, NYSE American, the IRS, and other applicable regulatory authorities. She also helps build and manage the Company’s international teams of physicians, scientists, and advisors engaged in preclinical and clinical development programs focused on Alzheimer’s disease, and she oversees relationships with external partners supporting animal studies, cannabinoid development, artificial intelligence, and other research activities.

FYE2026 Form DEF 14A	9

Ms. Grimaldi has more than sixteen years of experience in SEC reporting, regulatory compliance, and public-company disclosure. She joined the Company in 2010. She served as Manager of Financial Reporting and Compliance from 2011 to 2013 and served as General Manager of Financial Reporting and Compliance from 2013 through May 2018, assuming progressively greater responsibilities during that period. She also serves as a director or manager of certain Company subsidiaries.

Ms. Grimaldi graduated summa cum laude from Pontificia Universidad Javeriana in Colombia with a Bachelor of Arts in Psychology. She earned an MBA in General Management, graduating with highest honors, from Meredith College in North Carolina and is a member of the Delta Mu Delta International Honor Society. She has completed executive education programs in SEC compliance and finance at the University of Virginia, corporate governance at Columbia Business School, and the Financial Management Executives program at the University of Virginia’s Darden School of Business. She has also participated in SEC reporting and compliance seminars and completed a certification program through the National Association of Corporate Directors. She is fluent in English and Spanish.

Ms. Grimaldi brings substantial experience in public-company reporting, regulatory compliance, finance, corporate governance, and international operations. Her knowledge of SEC filing and disclosure requirements supports the Company’s commitment to regulatory compliance and transparency. In addition, her familiarity with Colombia and other South American markets, where the Company has invested in human capital and operations, provides the Board with valuable perspective on regional business conditions, workforce development, and operating considerations. Her experience in finance, compliance, corporate governance, and international business supports the Board’s determination that she is qualified to serve as a director of the Company.

The following sets forth information regarding our current Class B and Class C directors. Except as set forth below, there are no family relationships between any of our directors or executive officers. Each director holds office until he or she resigns or is removed and his or her successor is duly elected and qualified.

Name	Class	Age	Position	Director Since	Term will Expire
Ram Mukunda	C	68	President, Chief Executive Officer, and Director	2005	2028
James Moran	C	81	Independent Director	2022	2028
Richard Prins	B	69	Chairman of the Board of Directors and Independent Director	2024	2027
Terry L. Lierman	B	78	Independent Director	2007	2027

Ram Mukunda has served as Founder, Director, CEO, and President since inception. He is responsible for general management and, over the past 12 years, has been largely responsible for the Company’s strategy and positioning in the pharmaceutical industry. He has been the chief inventor and architect of most of the Company’s patent filings and the thrust into R&D and medical trials, which support the Company’s desire to bring low-cost medications that address diseases and ailments that affect humankind. Prior to IGC, from January 1990 to May 2004, Mr. Mukunda served as Founder and CEO of Startec Global Communications, which he took public in 1997 on Nasdaq. Prior to Startec, he served as a Strategic Planning Advisor at Intelsat, a communications satellite services provider, and prior to that, worked in the bond market for a boutique firm on Wall Street. Mr. Mukunda serves as an Emeritus member on the Board of Visitors at the University of Maryland, School of Engineering. From 2001 to 2003, he was a Council Member at Harvard’s Kennedy School of Government, Belfer Center of Science and International Affairs. Mr. Mukunda is the recipient of several awards, including, among others, the 2013 University of Maryland’s International Alumnus of the Year Award, the 2001 Distinguished Engineering Alumnus Award, and the 1998 Ernst & Young, LLP’s Entrepreneur of the Year Award. He holds a B.S. degree in Electrical Engineering, a B.S. degree in Mathematics, and a M.S. in Engineering from the University of Maryland. Mr. Mukunda has traveled extensively and managed companies in Europe and Asia. He has over 25 years of experience managing public companies and has acquired and integrated over 20 companies. His in-depth business experience in the pharmaceutical and OTC industries, his knowledge of U.S. capital markets, capital structuring, international joint ventures, and broad science and engineering background make him qualified to serve as a director of our Company.

James Moran (Congressman Moran) has served on the Board as an Independent Director since January 2022. He served on Virginia’s 8th Congressional District for 24 years, where he was known as a “Problem Solver.” Throughout his tenure, he demonstrated bipartisan leadership and worked across the aisle to find common ground to resolve complex issues. He served on the Appropriation, Banking and Finance, and Budget committees. He played a leadership role in the areas of defense, health, and the environment. During his 24 years in Congress, Congressman Moran was recognized as a champion of innovative research and development in areas including healthcare and national security, environmental protection and sustainability, and international trade and fiscal responsibility. He rose to senior leadership on the Appropriations Committee, enabling him to bring billions of dollars into his Northern Virginia communities of Alexandria, Arlington, and Fairfax County. Having retired after 35 years in elected office, Congressman Moran is now with a major law firm and represents international and domestic clients in the defense, technology, entertainment, and international diplomacy sectors. He also serves in leadership roles for several non-profit foundations and is also a member of the Government Blockchain Association. Congressman Moran received a Master’s Degree in Public Administration from the University of Pittsburgh Graduate School of Public and International Affairs and a Bachelor’s in Economics from the College of the Holy Cross.

FYE2026 Form DEF 14A	10

Congressman Moran introduced the AUTISM Educators Act in 2012, which funded partnerships between public schools and higher education and non-profit organizations to promote teaching skills for educators working with high functioning autism students. He understands that treatment and education for conditions such as Autism and Alzheimer’s disease have the potential to positively impact millions of lives. With his extensive experience in Congress and as a policy advisor on topics including health, technology, and education, Congressman Moran brings a public policy and oversight perspective to the Board as the Company advances the clinical development of IGC-AD1 in Alzheimer’s disease. Congressman Moran’s extensive experience makes him qualified to serve as a director of our Company.

On December 27, 2022, the Board of Directors appointed Mr. James Moran as a member of both the Company’s Audit and Compensation Committee, effective immediately.

Richard Prins has been our Chairman, Audit Committee Chairman, and Compensation Committee Chairman since 2012 and has served as an Independent Director since May 2007. Mr. Prins has extensive experience in private equity investing and investment banking. From March 1996 to 2008, he was the Director of Investment Banking at Ferris, Baker Watts, Incorporated (“FBW”). Since February 2003, he has been on the board of Amphastar Pharmaceuticals, Inc. Mr. Prins holds a B.A. degree from Colgate University and an M.B.A. from Oral Roberts University. Mr. Prins has substantial knowledge and experience with U.S. capital markets, has served on and chaired audit and compensation committees of boards, and has extensive experience in finance, accounting, and internal controls over financial reporting. His knowledge of the pharmaceutical industry and experience with U.S. capital markets make him qualified to serve as a director of our Company.

Terry L. Lierman has served on the Board as an Independent Director since March 2024. Mr. Lierman is currently Co-Chair of the Board of Advisors at the Institute of Human Virology (“IHV”), a center in the U.S. focused on accelerating the discovery of diagnostics and therapeutics for deadly viral and immune disorders, and a member of the Board of Visitors at the La Follette School of Public Affairs at the University of Wisconsin, his alma mater. Mr. Lierman founded the Children’s Research Institute, one of America’s top children’s research programs, the Pancreatic Cancer Action Network (“PanCAN”), and the National Organization on Fetal Alcohol Syndrome (“NOFAS”). In addition, from 1987 to 1999, he served as a director/trustee of the NY Life-Mainstay Funds. His distinguished career includes serving at the National Institutes of Health (“NIH”), as the chief administrator for drug research and development at the National Cancer Institute (“NCI”), and as the Staff Director for the Committee on Appropriations at the U.S. Senate and the Chief of Staff and White House liaison to the U.S. House of Representatives’ Majority Leader. On October 7, 2026, Mr. Lierman was appointed by the Governor of Maryland to serve on the Commission on Reimagining Healthcare in Maryland, reflecting his recognized leadership, expertise, and contributions to the healthcare sector. Mr. Lierman brings extensive experience in healthcare, medical research administration, and public policy to the Board. His extensive experience uniquely qualifies him to serve as a director of our Company.

Executive officers are appointed by our Board of Directors. Each executive officer holds his or her office until he or she resigns or is removed by the Board or his or her successor is elected and qualified. All directors hold office until the annual meeting of the stockholders in the year set forth above in the table and until their successors have been duly elected or qualified. There are no family relationships between any of our executive officers or directors. There are currently no legal proceedings against the Company’s directors or officers.

Vote Required and Board of Directors Recommendation

The election of the nominee for director requires a majority of the votes present at the meeting and entitled to vote, in person or by proxy. In determining whether the proposal has been approved, abstentions will be counted for the purpose of determining the presence or absence of a quorum and will be counted as votes against the proposal, and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal.

Stockholders do not have the right to cumulate their votes in the election of directors. If, at the time of the Annual Meeting, the nominee should be unavailable to serve as a director, it is intended that votes will be cast, in accordance with the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors, or the Board of Directors may reduce the number of directors. The nominee has consented to being named in this Proxy Statement and to serve if elected.

The Board of Directors recommends that stockholders vote FOR the election of the nominee set forth above. Properly executed and delivered proxies solicited by management for which no specific direction is included will be voted FOR the election of the nominee to serve as a director.

FYE2026 Form DEF 14A	11

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO SECTION 4.1 OF THE COMPANY’S 2018

OMNIBUS INCENTIVE PLAN TO CHANGE THE ANNUAL SHARE RESERVE

ADJUSTMENT DATE

Background and Purpose of the Amendment

The Company’s 2018 Omnibus Incentive Plan (the “2018 Incentive Plan”) was adopted by the Board of Directors on March 2, 2017, and approved by the Company’s stockholders on November 8, 2017. Section 4.1 of the 2018 Incentive Plan provides for an annual adjustment to the number of shares available for issuance under the Plan on April 1 of each year. Under the existing provision, the number of shares subject to the Plan shall be increased on April 1 of each year by a number of shares equal to 15% of the number of shares of Common Stock issued and outstanding on such date, less 28,272,667 shares, subject to the terms of the Plan.

Following the Company’s change in fiscal year-end from March 31 to December 31, the Board of Directors approved, subject to stockholder approval, an amendment to Section 4.1 of the 2018 Incentive Plan to change the annual share reserve adjustment date from April 1 to January 1, commencing January 1, 2027.

The Board believes that changing the annual adjustment date to January 1 will align the annual adjustment of the Plan’s share reserve with the beginning of the Company’s fiscal year.

Effect of the Amendment

If Proposal Two is approved, the annual adjustment to the share reserve under Section 4.1 of the 2018 Incentive Plan will occur on January 1 of each year, commencing January 1, 2027, instead of April 1.

If Proposal Two is approved but Proposal Three is not approved, the existing 15% percentage will continue to apply, but the annual share reserve adjustment will occur on January 1.

Approval of Proposal Two is not conditioned upon approval of Proposal Three.

The amendment will not extend the existing term of the 2018 Incentive Plan and will not otherwise modify the Plan except as described in this Proposal Two.

Summary of the 2018 Incentive Plan

The material terms of the 2018 Incentive Plan, as it would be amended by Proposals Two and Three, and the U.S. federal income tax consequences of awards under the 2018 Incentive Plan, are described under “Proposal Three — Description of the 2018 Incentive Plan” and “Proposal Three — Material U.S. Federal Income Tax Consequences,” which are incorporated into this Proposal Two by reference.

As of the Record Date, approximately 80 employees (including our two executive officers, who also serve as directors), our three non-employee directors and approximately 11 advisors and consultants were eligible to participate in the 2018 Incentive Plan.

The closing price of the Company’s common stock on the NYSE American on the Record Date was $0.25 per share.

Effect on Outstanding Awards

The proposed amendment will not affect the terms of awards previously granted under the 2018 Incentive Plan. Outstanding awards will continue to be governed by the 2018 Incentive Plan and the applicable award agreements.

Stockholder Approval

The Company is seeking stockholder approval of the amendment because the rules of the NYSE American require stockholder approval of material amendments to equity compensation plans.

Effective Date

If approved by stockholders, the amendment described in this Proposal Two will become effective on January 1, 2027.

The form of amendment relating to this Proposal Two is attached to this Proxy Statement as Appendix A.

Vote Required and Board of Directors Recommendation

The approval of this proposal requires an affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal, and broker non-votes (if any) will not be counted as votes for or against the proposal or as votes present and voting on the proposal.

The Board of Directors recommends that you vote FOR Proposal Two, the Amendment to the 2018 Omnibus Incentive Plan to change the annual share reserve adjustment date from April 1 to January 1. Proxies solicited by management for which no specific direction is included will be voted FOR Proposal Two.

FYE2026 Form DEF 14A	12

PROPOSAL THREE

APPROVAL OF AN AMENDMENT TO SECTION 4.1 OF THE COMPANY’S 2018 OMNIBUS INCENTIVE PLAN

TO INCREASE THE ANNUAL SHARE RESERVE PERCENTAGE FROM 15% TO 20%

Background

Under Section 4.1 of the 2018 Incentive Plan, the number of shares available for grant is determined annually by reference to a formula using 15% of the number of shares of common stock issued and outstanding, less 28,272,667 shares, subject to the terms and limitations of the Plan. The Board of Directors approved, subject to stockholder approval, an amendment to increase the annual share reserve percentage from 15% to 20%, commencing January 1, 2027.

The proposed amendment does not extend the term of the 2018 Incentive Plan and does not otherwise modify the Plan, except for the increase in the annual share reserve percentage described in this Proposal Three.

Proposed Amendment

If this Proposal Three is approved, the percentage used in the annual share reserve formula will increase from 15% to 20%.

If both Proposal Two and Proposal Three are approved, commencing January 1, 2027, the number of shares available for grant under the 2018 Incentive Plan will be determined annually on January 1 using the following formula:

●	20% of the number of shares of common stock issued and outstanding on the applicable adjustment date, less 28,272,667 shares.

If Proposal Three is approved but Proposal Two is not approved, the 20% percentage will apply using the existing April 1 annual adjustment date. Approval of Proposal Three is not conditioned upon approval of Proposal Two.

Reasons for the Amendment

The Board believes that maintaining an adequate reserve of shares available for equity awards is important to the Company’s ability to attract, retain, and incentivize employees, officers, directors, advisors, and consultants and to align their interests with those of the Company’s stockholders.

As of the Record Date, 116,142,321 shares of common stock were outstanding, and 82,971 shares remained available for future grant under the Plan. In addition, 481,582 shares remained available under special grants previously approved by stockholders. The closing price of our Common Stock on the NYSE American on the Record Date was $0.25 per share.

Effect of the Proposed Increase

The existing formula is:

●	15% × (outstanding shares − 28,272,667 shares)

The proposed formula is:

●	20% × (outstanding shares − 28,272,667 shares)

Based on 116,142,321 shares of common stock outstanding as of the Record Date, the existing 15% formula would result in an annual share reserve amount of approximately 13,180,448 shares, while the proposed 20% formula would result in an annual share reserve amount of approximately 17,573,931 shares, an increase of approximately 4,393,483 shares. These amounts are not all new shares. As the Company applies Section 4.1, the annual share reserve amount is reduced by all shares issued or subject to outstanding awards under the 2018 Incentive Plan since April 1, 2018. Accordingly, if Proposal Three is approved, approximately 4,476,454 shares (the 82,971 shares currently available plus the 4,393,483-share increase) would be available for future awards, based on shares outstanding as of the Record Date. The actual amount will be determined using the number of shares outstanding on January 1, 2027.

FYE2026 Form DEF 14A	13

Description of the 2018 Incentive Plan

The following summary describes the material terms of the 2018 Incentive Plan, as it would be amended by Proposals Two and Three. It is qualified in its entirety by reference to the full text of the 2018 Incentive Plan and the forms of amendment attached to this Proxy Statement as Appendices A and B.

●	Purpose. The 2018 Incentive Plan is intended to give the Company and its stockholders the benefit of the incentive inherent in stock ownership by key employees, directors, consultants and other persons who provide services to the Company and its parents, subsidiaries and affiliates, and who are responsible for the Company’s future growth.

●	Types of Awards. The 2018 Incentive Plan permits the grant of incentive stock options (“ISOs”), non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, other stock-based awards, cash-based awards and dividend equivalents.

●	Shares Available. Under Section 4.1, on each annual adjustment date, January 1, the annual share reserve amount is determined as 20% of the shares of common stock outstanding on that date, less 28,272,667 shares, but only to the extent the Company has sufficient authorized and unreserved shares. As the Company applies Section 4.1, the annual share reserve amount is reduced by all shares issued or subject to outstanding awards under the 2018 Incentive Plan since April 1, 2018. Shares issued under the 2018 Incentive Plan may be authorized but unissued shares, treasury shares, or shares purchased on the open market

●	Share Counting. Each award reduces the shares available by the number of shares subject to the award, and shares subject to an outstanding award are counted whether or not the award has vested. Shares subject to an award that expires, is forfeited or cancelled, is settled in cash, or is exchanged for an award not involving shares before the shares are issued become available again for grant. If the exercise price of an option is paid by tendering shares, or a SAR is exercised, only the net number of shares issued is counted.

●	Individual Award Limits. Unless the Compensation Committee determines that an award to a covered employee is not intended to qualify as performance-based compensation, no participant may receive in any plan year awards covering more than 3,000,000 shares in each of the following categories: options; SARs; restricted stock and RSUs; performance shares and performance units; and other stock-based awards. Cash-based awards to a participant in any plan year may not exceed the greater of $18,000,000 and the value of 3,000,000 shares. No more than 10,000,000 shares may be issued under ISOs.

●	Adjustments. If the Company undergoes a stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation, reorganization, spin-off, liquidation or similar event, the Compensation Committee will adjust the number and kind of shares available under the 2018 Incentive Plan, the shares subject to outstanding awards and their exercise or grant prices, and the individual award limits, to prevent dilution or enlargement of participants’ rights.

●	Eligibility. Directors, employees and third-party service providers of the Company and its parents, subsidiaries and affiliates are eligible to receive awards; ISOs may be granted only to employees. In selecting participants and setting award sizes, the Compensation Committee may consider each individual’s duties, present and potential contributions to the Company’s success and other factors it considers relevant. As of the Record Date, approximately 80 employees (including our two executive officers, who also serve as directors), our three non-employee directors and approximately 11 advisors and consultants were eligible to participate in the 2018 Incentive Plan.

●	Administration. The 2018 Incentive Plan is administered by the Compensation Committee, which must consist of at least two non-employee directors within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee selects participants; determines the type, size and terms of awards, including exercise prices and vesting and performance conditions; interprets the 2018 Incentive Plan; and may modify awards, subject to the 2018 Incentive Plan. The Compensation Committee may authorize one or more officers to designate recipients who are not insiders and to determine the size of their awards, within a total number of awards set by Compensation Committee resolution. No member of the Board or the Compensation Committee may act on an award to himself or herself.

●	Stock Options. The exercise price of an option may not be less than 100% of the fair market value of a share on the grant date (110% for an ISO granted to a holder of more than 10% of the Company’s voting power), and no option may be exercised more than ten years after grant (five years for such an ISO). Unless the award agreement provides otherwise, an option expires no later than 90 days after the participant’s employment or service ends. The fair market value, measured at grant, of shares for which a participant’s ISOs first become exercisable in any calendar year may not exceed $100,000. The exercise price may be paid in cash or, if the Compensation Committee permits, with previously owned shares, through a broker-assisted cashless exercise or by any other method the Compensation Committee approves.

FYE2026 Form DEF 14A	14

●	Stock Appreciation Rights. A SAR entitles the holder to receive, in cash, shares or both, the excess of the fair market value of a share on the exercise date over the grant price. The grant price of a free-standing SAR may not be less than 100% of the fair market value of a share on the grant date, and a SAR granted in tandem with an option has the exercise price of that option. Unless the Compensation Committee provides otherwise in the award agreement, a SAR may not be exercised more than ten years after grant.

●	Restricted Stock and Restricted Stock Units. Restricted stock and RSUs vest on conditions set by the Compensation Committee, which may include continued service and performance goals, and unvested awards are forfeited. Holders of restricted stock may vote their shares and receive dividends, paid in cash or in additional restricted stock as the Board determines. Holders of RSUs have no voting rights. RSUs may be settled in cash, shares or both.

●	Performance Shares and Performance Units. Performance shares and performance units are earned to the extent that performance goals set by the Compensation Committee are met over a performance period, and may be paid in cash, shares or both. Performance goals may be based on the measures listed in the 2018 Incentive Plan, including revenue, net income, cash flow, share price and total stockholder return, expense targets, development of new products, meeting completion schedules, relationships with regulatory agencies and strategic acquisitions, or, for awards not intended to qualify as performance-based compensation, other measures chosen by the Compensation Committee.

●	Other Stock-Based Awards, Cash-Based Awards and Dividend Equivalents. The Compensation Committee may grant other equity-based awards, including unrestricted shares, and cash-based awards, on terms it determines. It may also grant dividend equivalents on awards, payable in cash or shares.

●	Transferability. Awards generally may not be transferred except by will or the laws of descent and distribution. An award agreement may permit an option to be transferred, without consideration, to members of the participant’s immediate family or to trusts or partnerships for their benefit.

●	Change in Control. Upon a change in control, merger or other reorganization, the Compensation Committee or the Board may provide for outstanding awards to be assumed or substituted by the successor; cash out options for the difference between the transaction price and the exercise price; require unexercised options to be exercised before the transaction or terminate; accelerate the exercisability of options; or cause restrictions on awards to lapse. Unless the Compensation Committee provides otherwise in an award, vesting accelerates in full upon a change in control. A change in control means the definition in the participant’s employment agreement, if any, or otherwise a sale of all or substantially all of the Company’s assets, a merger after which the Company’s stockholders hold less than a majority of the voting power of the surviving entity, or a transfer of more than 50% of the Company’s voting equity, in each case to persons other than existing holders of the Company’s equity.

●	Cancellation for Detrimental Activity. An award agreement may provide that, if a participant breaches confidentiality, non-solicitation or non-competition obligations, the Compensation Committee may cancel, rescind, suspend, withhold or otherwise limit any award that has not yet expired, been exercised or been paid, effective as of the date the breach began. The award agreement may also require the participant to repay gains on awards exercised during the period beginning six months before the participant first engages in the detrimental activity and ending six months after the participant ceases to engage in it.

●	Tax Withholding. The Company may withhold, or require participants to pay, taxes due on awards, including by withholding shares.

●	Amendment and Termination. The Compensation Committee may amend, suspend, or terminate the 2018 Incentive Plan or any award agreement at any time. Stockholder approval, by a majority of the shares represented and voted at a meeting at which a quorum is present, is required for any amendment that would materially modify eligibility, increase the total number of shares that may be granted (other than through the adjustments described above), extend the term of the 2018 Incentive Plan, or reprice, replace or regrant options or SARs or lower their exercise or grant price. No amendment may materially impair an outstanding award without the holder’s written consent, except amendments the Board makes to comply with applicable law, including Section 409A of the Internal Revenue Code.

●	Term. The 2018 Incentive Plan remains in effect for ten years from its effective date, unless the Board terminates it earlier. Awards outstanding when the 2018 Incentive Plan ends remain in effect in accordance with their terms. The amendments in Proposals Two and Three do not extend the term.

New Plan Benefits

Awards under the 2018 Incentive Plan are made at the discretion of the Compensation Committee. Accordingly, the benefits or amounts that will be received by or allocated to any particular participant or group as a result of this amendment are not presently determinable.

Stockholder Approval

The Company is seeking stockholder approval of the amendment because the rules of the NYSE American require stockholder approval of material amendments to equity compensation plans.

FYE2026 Form DEF 14A	15

Material U.S. Federal Income Tax Consequences

The following is a general summary of the U.S. federal income tax consequences of awards under the 2018 Incentive Plan, based on current law, which may change. It does not address state, local or foreign taxes or the consequences of a participant’s death, and it is not tax advice to any participant.

●	Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes on the grant or exercise of an ISO. If the participant holds the shares for at least two years after the grant date and one year after the exercise date, any gain or loss on sale is long-term capital gain or loss, and the Company is not entitled to a deduction. If the participant sells the shares earlier (a “disqualifying disposition”), the participant generally recognizes ordinary income equal to the lesser of the gain on the sale and the excess of the fair market value of the shares on the exercise date over the exercise price, and the Company is generally entitled to a corresponding deduction. The excess of the fair market value of the shares on the exercise date over the exercise price is an adjustment for alternative minimum tax purposes.

●	Non-Qualified Stock Options. A participant recognizes no taxable income on grant. On exercise, the participant recognizes ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price, and the Company is generally entitled to a corresponding deduction. Any later gain or loss on the sale of the shares is capital gain or loss.

●	Stock Appreciation Rights. A participant recognizes no taxable income on grant. On exercise, the participant recognizes ordinary income equal to the cash and the fair market value of any shares received, and the Company is generally entitled to a corresponding deduction.

●	Restricted Stock. A participant generally recognizes ordinary income when the shares vest, equal to their fair market value at that time less any amount paid for them. The participant may instead elect under Section 83(b) of the Internal Revenue Code (the “Code”), within 30 days after the grant, to recognize ordinary income at grant; if the shares are later forfeited, the participant may not deduct the income previously recognized. The Company is generally entitled to a deduction equal to the ordinary income the participant recognizes.

●	Restricted Stock Units, Performance Awards and Other Awards. A participant generally recognizes no taxable income on grant and recognizes ordinary income when the award is settled, equal to the cash and the fair market value of any shares received. Dividend equivalents are taxed as ordinary income when paid. The Company is generally entitled to a corresponding deduction.

●	Withholding. Ordinary income that an employee recognizes from an award is subject to income and employment tax withholding.

●	Section 409A. Awards that provide for deferred compensation must comply with Section 409A of the Code. If an award fails to comply, the participant may be taxed on vested amounts before they are paid and may owe an additional 20% federal tax plus interest.

●	Section 162(m). Section 162(m) of the Code generally limits the Company’s federal income tax deduction for compensation paid to each covered employee to $1 million per year. Following the Tax Cuts and Jobs Act of 2017, the former exception for performance-based compensation generally no longer applies.

●	Section 280G. If awards vest or are paid in connection with a change in control, some payments may be “excess parachute payments” under Section 280G of the Code. The Company may not deduct excess parachute payments, and the recipient is subject to a 20% excise tax on them.

Effective Date

If approved by stockholders, the amendment described in this Proposal Three will become effective on January 1, 2027.

The form of amendment relating to this Proposal Three is attached to this Proxy Statement as Appendix B.

Vote Required and Board of Directors’ Recommendation

The approval of this proposal requires an affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal, and broker non-votes (if any) will not be counted as votes for or against the proposal or as votes present and voting on the proposal.

The Board of Directors recommends that you vote FOR amending the 2018 Omnibus Incentive Plan to increase the annual share reserve percentage to 20% from the current 15%. Proxies solicited by management for which no specific direction is given will be voted FOR the approval of this Proposal.

FYE2026 Form DEF 14A	16

PROPOSAL FOUR

GRANT OF 5,000,000 SHARES OF COMMON STOCK

TO OUR CURRENT AND NEW OFFICERS, DIRECTORS, EMPLOYEES,

ADVISORS AND CONSULTANTS

Our Board of Directors is requesting that IGC stockholders approve a grant of 5,000,000 shares of common stock, governed by the Company’s 2018 Omnibus Incentive Plan, to current and new officers, directors, employees, advisors, and consultants (the “Compensation Shares”).

The Compensation Committee believes that the grant of the Compensation Shares to some of its current officers, employees, directors, advisors, and consultants is important in order to align their interests with the interests of the Company and its shareholders, as well as to retain them as the Company advances its clinical programs.

Among the accomplishments achieved by the Company during the nine-month transition period ended December 31, 2025, are those described in the Company’s Transition Report on Form 10-KT for the period ended December 31, 2025. The following highlights certain material updates since that date:

●	Completion of Participant Enrollment in the CALMA Trial: Continued advancement of the Phase 2 CALMA clinical trial evaluating IGC-AD1 for the treatment of agitation associated with Alzheimer’s disease. On September 28, 2026, CALMA achieved target enrollment with 168 participants randomized, including planned over-enrollment designed to strengthen the evaluable dataset for end-of-treatment, secondary, and exploratory analyses. The Company expects to proceed toward database lock, unblinding, and topline analysis, with topline results expected in the fourth quarter of 2026.

●	AI-enabled platforms: The Company continued development of AHA, its Agentic Harmonization Assistant for Alzheimer’s and aging-related data harmonization, and MINT-AD, its platform for Alzheimer’s risk stratification and longitudinal assessment. AHA and MINT-AD are not approved or cleared as diagnostic or therapeutic products.

●	IGC-AD1 Intellectual Property: The Canadian Intellectual Property Office (“CIPO”) issued a Notice of Allowance covering the proprietary composition underlying IGC-AD1, the Company’s Phase 2 clinical-stage program for agitation associated with AD.

●	Management elected equity over cash repayment: On June 30, 2026, IGC Pharma’s CEO and Principal Financial Officer agreed to convert approximately $1.15 million of amounts owed by the Company to them, including funds previously loaned to the Company, into 4,274,853 shares of common stock at $0.27 per share, rather than receive cash repayment. The transaction reduced outstanding obligations, preserved cash, and increased stockholders’ equity.

●	Regulatory and data-readiness activities: IGC Pharma continues strengthening regulatory, biostatistical, AI-enabled data science, and strategic pharmaceutical development capabilities to support clinical data review, data quality activities, regulatory preparedness, and potential strategic evaluation following completion of CALMA.

The Board of Directors will determine, subject to vesting, the award of the Compensation Shares among its current officers, employees, directors, advisors, and consultants based on the Compensation Committee’s recommendation and depending on specific factors like individual’s contribution to the Company’s business advancement and creation of intellectual property, NYSE/SEC/IRS compliance, business strategy, overhead and expenses control/savings, and management of daily operations, amongst others. As of the date of this Proxy Statement, IGC has no undisclosed contractual agreement to issue to any of its current officers, employees, directors, advisors, and consultants any shares of the issued and outstanding shares of the common stock of IGC. As of the date of this Proxy Statement, the Compensation Committee has not made a determination of the amount of Compensation Shares to be awarded to current officers, employees, directors, advisors, and consultants and the amount to be used in the future to recruit specialists. The NYSE American rules require IGC stockholders’ approval prior to the issuance of the Compensation Shares. The Compensation Shares are in addition to, and will not reduce, the shares available under Section 4.1 of the 2018 Incentive Plan. The material terms of the 2018 Incentive Plan that will govern the Compensation Shares, and the U.S. federal income tax consequences of awards under it, are described under “Proposal Three — Description of the 2018 Incentive Plan” and “Proposal Three — Material U.S. Federal Income Tax Consequences,” which are incorporated into this Proposal Four by reference.

At the Record Date, there were approximately 82,971 shares of the Company’s Common Stock available for future grants under the 2018 Incentive Plan, and 481,582 shares remained available under special grants previously approved by stockholders. On the Record Date, the closing price of our Common Stock was $0.25 per share. On the Record Date, directors and executive officers, including the Named Executive Officers, and approximately 80 employees, 11 advisors, and consultants of the Company were eligible to participate in the receipt of the Compensation Shares.

FYE2026 Form DEF 14A	17

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows, as of December 31, 2025, information regarding outstanding awards available under our compensation plans (including individual compensation arrangements) under which our equity securities may be delivered.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance (excluding shares in column (a) (in thousands)
Equity compensation plans approved by security holders:
2018 Omnibus Incentive Plan (1)	4,375	$0.31	-
Special Grant (2)	17,679	$0.42	461

(1)	Consists of our 2018 Omnibus Incentive Plan, as approved by our stockholders on November 8, 2017. See Note 14, “Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in our Transition Report on Form 10-KT for the nine-month period ended December 31, 2025.

(2)	Consists of 2 million shares as a special grant of common stock, as approved by our stockholders on January 7, 2020; 2.5 million shares as a special grant of common stock, as approved by our stockholders on January 11, 2021; 3.5 million shares as a special grant of common stock, as approved by our stockholders on October 15, 2021; 3 million shares as a special grant of common stock, as approved by stockholders on September 9, 2022; 3 million shares as special grant of common stock, as approved by stockholders on August 18, 2023; 5 million shares as special grant of common stock, as approved by stockholders on August 23, 2024; and 5 million shares as special grant of common stock, as approved by stockholders on October 10, 2025.

Vote Required for Special Grant of Shares

The approval of this proposal requires an affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal, and broker non-votes (if any) will not be counted as votes for or against the proposal or as votes present and voting on the proposal.

The Board of Directors recommends that you vote FOR the grant of the Compensation Shares. Proxies solicited by management for which no specific direction is included will be voted FOR the grant of the Compensation Shares.

FYE2026 Form DEF 14A	18

PROPOSAL FIVE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on executive compensation as described below in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal).

The Company’s goal for its executive compensation program is to attract, motivate, and retain a talented, entrepreneurial, and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our stockholders.

Please read the summary compensation table and other related compensation tables and narrative of this Proxy Statement, which provide detailed information on the compensation of our executive officers.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve stronger operating and financial performance. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Board requests the shareholders vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the compensation tables and the narrative disclosures that accompany the compensation tables), is hereby approved.

Vote Required and Board of Directors Recommendation

 Approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat, on an advisory basis. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions. The Company currently holds a say-on-pay vote every three years, as determined by the Board of Directors following the advisory vote of stockholders at the 2023 Annual Meeting. Accordingly, the next say-on-pay vote is expected to be held at the 2029 Annual Meeting of Stockholders.

The Board of Directors recommends that you vote FOR Proposal Five regarding the compensation of the Company’s named executive officers. Proxies solicited by management for which no specific direction is included will be voted FOR Proposal Five.

FYE2026 Form DEF 14A	19

PROPOSAL SIX

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Following the Company’s change in fiscal year-end from March 31 to December 31, on January 26, 2026, the Audit Committee of the Board selected Manohar Chowdhry & Associates as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Manohar Chowdhry & Associates has served as the Company’s independent registered public accounting firm since 2018 and audited the Company’s financial statements for the fiscal years ended March 31, 2018, through March 31, 2025, and for the nine-month transition period ended December 31, 2025. The services provided to the Company by Manohar Chowdhry & Associates for the fiscal year ended March 31, 2025, and the nine-month transition period ended December 31, 2025, are described under “Audit Information.” A representative of Manohar Chowdhry & Associates is not expected to be present at the Annual Meeting and, accordingly, is not expected to make a statement or be available to respond to appropriate questions.

Although stockholder ratification is not required by the Company’s Bylaws or otherwise, the Board of Directors is requesting that stockholders ratify the selection of Manohar Chowdhry & Associates as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2026. If stockholders do not ratify the selection of Manohar Chowdhry & Associates at the Annual Meeting, the Audit Committee will reconsider whether to retain that firm for future audits. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Vote Required and Board of Directors Recommendation

The ratification of the appointment of Manohar Chowdhry & Associates as the Company’s independent registered public accountants for the fiscal year ending December 31, 2026, will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal, and broker non-votes (if any) will not be counted as votes for or against the proposal or as votes present and voting on the proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Manohar Chowdhry & Associates as the Company’s independent registered public accountants for the 2026 fiscal year. Proxies solicited by management for which no specific direction is included will be voted FOR ratification of the appointment of Manohar Chowdhry & Associates.

FYE2026 Form DEF 14A	20

PROPOSAL SEVEN

THE ADJOURNMENT PROPOSAL

If, at the Annual Meeting of Stockholders on December 2, 2026, the number of shares of the Company’s common stock present or represented and voting in favor of the adoption or rejection of the proposals is insufficient to adopt such proposals under the applicable rules and regulations, the Chairman of the Board of Directors intends to move to adjourn the Annual Meeting in order to enable our Board of Directors to solicit additional proxies.

In this Proposal, we are asking you to authorize Mr. Ram Mukunda or Mr. Richard Prins to vote in favor of an adjournment of the Annual Meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the Adjournment Proposal, we could adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously submitted proxies. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against some of the proposals, we could adjourn the Annual Meeting without a vote on that particular proposal and seek to convince the holders of those shares to change their votes to votes in favor of adoption of such proposal.

If our stockholders do not approve the Adjournment Proposal, the chairman of the Annual Meeting may still adjourn the Annual Meeting under Section 2.05 of our Bylaws.

Vote Required and Board Recommendation

The Adjournment Proposal, if a quorum is present, requires the affirmative vote of a majority of the votes, which could be cast by holders of all shares of stock entitled to vote thereon, which are present in person or by proxy at the Annual Meeting. In the absence of a quorum, the chairman of the Annual Meeting may adjourn the Annual Meeting under our Bylaws. Broker non-votes will have no effect on the outcome of the vote on the Adjournment Proposal.

Our Board of Directors recommends that you vote FOR the Adjournment Proposal. Proxies solicited by management for which no specific direction is included will be voted FOR the Adjournment Proposal.

FYE2026 Form DEF 14A	21

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 19, 2026, by each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, each of our executive officers and directors, and all our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days through the exercise of any option or other right. The percentage ownership of the outstanding common stock, which is based upon shares of common stock outstanding as of October 19, 2026, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has exercised options to purchase shares of our common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise noted, the nature of the ownership set forth in the table below is the common stock of the Company. The table below sets forth as of October 19, 2026, except as noted in the footnotes to the table, certain information with respect to the beneficial ownership of the Company’s common stock by (i) all persons or groups, according to the most recent Schedule 13D or Schedule 13G filed with the SEC or otherwise known to us, to be the beneficial owners of more than 5% of the outstanding common stock of the Company, (ii) each director of the Company, (iii) the executive officers named in the Summary Compensation Table, and (iv) all such executive officers and directors of the Company as a group.

Name and Address of Beneficial Owners/Named Executive Officers and Directors: (1)	Number of Shares Beneficially Owned	Percentage of Class*
Ram Mukunda (2)(5)(6)	7,857,894	6.6%

Claudia Grimaldi (5)(6)	3,014,470	2.5%

Richard Prins (6)	1,791,251	1.5%

James Moran (4)(6)	1,402,402	1.2%

Terry L. Lierman (6)	346,078	0.3%

Bradbury Strategic Fund (3)	17,623,529	15.2%

All Executive Officers and Directors as a group (5 holders) (6)	14,412,095	12.0%

*	Based on 116,142,321 shares of common stock outstanding as of October 19, 2026. Shares of common stock issuable upon the exercise of options exercisable within 60 days of October 19, 2026, are deemed outstanding for purposes of computing the percentage ownership of the person holding those options, and of all executive officers and directors as a group, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(1)	Unless otherwise indicated, the address of each of the individuals listed in the table is c/o IGC Pharma, Inc., 10224 Falls Road, Potomac, MD 20854.

(2)	The beneficial ownership table does not include 910,751 shares of common stock that are owned by Mr. Mukunda’s spouse for which Mr. Mukunda has no voting or financial rights.

(3)	The individual who holds voting and investment power in the investment manager is Mr. Loo See Yuen, the Director of Bradbury Asset Management. The address of the entity is Unit 5106-7, 51st Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong.

(4)	The beneficial ownership table includes 588,235 shares of common stock that are owned by Moran Global Strategies, Inc., for which Mr. Moran has voting or financial rights.

(5)	Does not include 1,061,260 shares and 1,041,493 shares of common stock issuable to Mr. Mukunda and Ms. Grimaldi, respectively, under debt exchange agreements in satisfaction of cash advances made by each of them to the Company.

(6)	Includes shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of October 19, 2026, as follows: Mr. Mukunda, 2,243,591 shares; Ms. Grimaldi, 784,871 shares; Mr. Prins, 250,000 shares; Mr. Moran, 166,667 shares; and Mr. Lierman, 316,667 shares (3,761,796 shares in the aggregate for all executive officers and directors as a group).

FYE2026 Form DEF 14A	22

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Information about our executive officers and directors

The names, ages, and positions of our executive officers and directors as of October 19, 2026, were as follows:

Name	Class	Age	Position	Director Since	Term will Expire
Ram Mukunda	C	68	President, Chief Executive Officer, and Director	2005	2028
Richard Prins	B	69	Chairman of the Board of Directors, and Independent Director	2007	2027
James Moran	C	81	Independent Director	2022	2028
Terry L. Lierman	B	78	Independent Director	2024	2027
Claudia Grimaldi	A	55	Vice President, Principal Financial Officer, Chief Compliance Officer, and Director	2022	2026

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are set out in Proposal One. There are no family relationships between any of our executive officers or directors.

Board of directors and independence

Our Board of Directors is divided into three classes (Class A, Class B, and Class C) with only one class of directors being elected each year and each class serving a three-year term. The term of office of the Class A director, consisting of Claudia Grimaldi, will expire at the 2026 annual meeting of stockholders. The term of office of the Class B director, currently consisting of Richard Prins and Terry L. Lierman, will expire at the 2027 annual meeting of stockholders. The term of office of the Class C director, currently consisting of Ram Mukunda and James Moran, will expire at the 2028 annual meeting of stockholders.

The NYSE American, upon which our shares are listed, requires the majority of our Board, or in the case of a smaller reporting Company, at least 50% of our Board, to be “independent.” The NYSE American listing standards define an “independent director” generally as a person, other than an officer or an employee of the Company, who does not have a relationship with the Company that would interfere with the director’s exercise of independent judgment. Consistent with these standards, the Board of Directors has determined that Messrs. Prins, Moran, and Lierman are independent directors.

Board leadership structure

The Board believes its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of IGC’s shareholders, and IGC’s overall corporate governance. The Board also believes that the separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing IGC, while leveraging the Chairman’s experience and perspectives. The Board periodically reviews its leadership structure to determine whether it continues to best serve IGC and its shareholders.

Board oversight of risk management

The Board is responsible for overseeing the major risks facing the Company, while management is responsible for assessing and mitigating the Company’s risks on a day-to-day basis. The Board has designated the Audit Committee with the responsibility for overseeing enterprise risk management. The Audit Committee discusses the steps management has taken to monitor and mitigate these risks, if any. In establishing and reviewing IGC’s executive compensation, the Compensation Committee considers whether the compensation program is focused on long-term shareholder value creation and whether it encourages short-term risk taking at the expense of long-term results. The Compensation Committee has also reviewed IGC’s compensation program and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on IGC. Other Board committees also consider risks within their areas of responsibility and apprise the Board of significant risks and management’s response to those risks.

FYE2026 Form DEF 14A	23

Audit committee

Our Board of Directors has established an Audit Committee, currently composed of two independent directors who report to the Board of Directors. Messrs. Prins and Moran, each of whom is an independent director under the NYSE American listing standards, serve as members of our Audit Committee. Mr. Prins is the Chairman of our Audit Committee. In addition, we have determined that Messrs. Prins and Moran are “audit committee financial experts,” as that term is defined under Item 407 of Regulation S-K. The Audit Committee is responsible for meeting with our independent accountants regarding, among other issues, audits and the adequacy of our accounting and control systems. The audit committee charter is followed by the committee.

Compensation committee

Our Board of Directors has established a Compensation Committee composed of two independent directors, Messrs. Moran and Prins. Mr. Prins is the current Chairman of our Compensation Committee. The Compensation Committee’s purpose is to review and approve the compensation paid to our officers and directors and to administer our 2018 Omnibus Incentive Plan. As per the compensation committee charter, candidate experience, knowledge, and performance are used to evaluate the candidate. The compensation is accordingly decided for the candidate as per the industry standards.

Compensation committee interlocks and insider participation

Our Compensation Committee is comprised of two independent members of the Board of Directors, Richard Prins and James Moran. No executive officer of the Company served as a director or member of the Compensation Committee of any other entity. The Compensation Committee was responsible for determining executive compensation and the award of stock and stock options to employees, advisors, and directors during the nine months ended December 31, 2025. No consultants were used by the Compensation Committee during the nine months ended December 31, 2025.

Nominating and corporate governance committee

In the future, we intend to establish a nominating and corporate governance committee. The primary purpose of the nominating and corporate governance committee will be to identify individuals qualified to become directors, recommend to the Board of Directors the candidates for election by stockholders or appointment by the Board of Directors to fill a vacancy, recommend to the Board of Directors the composition and chairs of Board of Directors committees, develop and recommend to the Board of Directors guidelines for effective corporate governance, and lead an annual review of the performance of the Board of Directors and each of its committees. Stockholders may nominate a director for election to our Board of Directors by following the advance notice procedures in Section 2.07 of our Bylaws. Currently, nominations are selected or recommended by a majority of the independent directors as stated in Section 804(a) of the NYSE American Company Guide. Since the Company is a smaller reporting company with limited officers and directors, the committee currently does not have a nomination committee charter. The Board of Director nominations occur by either selection or recommendation of a majority of the independent directors.

Disclosure Committee

The CEO and the PFO supervise and oversee the Disclosure Committee. The Board has appointed Mr. Richard Prins as the Chairperson of the Disclosure Committee. The Disclosure Committee’s responsibilities are to design, implement, and regularly evaluate the Company’s internal controls and procedures, to ensure that the Company provides the stakeholders, including the SEC, security holders, and the investment community, disclosures that comply with regulations and other compliance obligations. The Disclosure Committee will review all required material and relevant reports related to disclosure statements, including annual reports on Form 10-K, quarterly reports on Form 10-Q, other public filings, press releases, and social media containing financial information and other related public documents. The Disclosure Committee meets not less than once per quarter and reviews and reassesses the adequacy of the Disclosure Committee’s Charter at least annually.

Ownership Guidelines

To align the interests of the Board of Directors directly with the interests of the stockholders, the Committee recommends that each Board member maintain a minimum ownership interest in our Company. We have implemented IGC’s Stock Ownership Guidelines requiring directors to retain ownership of 35% of the common stock that they receive upon joining the Board, if any, and that they receive as part of any compensation during their tenure on the Board, if any, except that the Stock Ownership Guidelines shall not apply where a director transfers stock to a personal trust(s) or makes a gift.

FYE2026 Form DEF 14A	24

Audit Committee Financial Expert

The Audit Committee will at all times be composed exclusively of “independent directors” who are “financially literate,” as defined under the NYSE American listing standards, who understand the audit committee functions. The NYSE American’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. In addition, we must certify to the NYSE American that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance, accounting, or auditing, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication, along with an understanding of internal control over financial reporting. The Board of Directors has determined that Messrs. Prins and Moran satisfy the NYSE American’s definition of financial sophistication and qualify as “audit committee financial experts,” as defined under the rules and regulations of the SEC.

Board and committee meetings

During the nine months ended December 31, 2025, there were six (6) Board meetings, five (5) meetings of the Audit Committee, and two (2) Compensation Committee meetings, all of which were attended, either in person or telephonically, by all our directors of the Board and all of the members of the committees, respectively.

Communications with the Board

Any matter intended for the Board or any individual member of the Board should be directed to Investor Relations at the Company’s principal executive office, with a request to forward the communication to the intended recipient. In general, any shareholder communication delivered to the Company for forwarding to Board members will be forwarded in accordance with the shareholder’s instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials.

Indemnification agreements

We are party to indemnification agreements with each of the executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law. Under the terms of the indemnification agreements, we have agreed to indemnify our officers and directors against expenses, judgments, fines, penalties, or other amounts actually and reasonably incurred by the officer or director in connection with any proceeding if the officer or director acted in good faith and did not derive an improper personal benefit from the transaction or occurrence that is the basis of the proceeding.

Annual meeting attendance

All directors, either in person or telephonically, attended the 2025 annual stockholders’ meeting. We have a formal policy requiring the members of our Board of Directors to attend annual stockholder meetings in person or by telephone or video conference.

Corporate governance, code of conduct and ethics

A code of business conduct and ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely, and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules, and regulations, (d) the prompt reporting of violations of the code and (e) accountability for adherence to the code. The Company has adopted a written code of ethics (the “Code of Ethics”) that applies to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Principal Accounting Officer, Controller, and persons performing similar functions (collectively, the “Senior Financial Officers”), in accordance with applicable federal securities laws and the rules of the NYSE American, and to all employees. Investors or any other person may view our Code of Ethics free of charge on the corporate governance subsection of the investor relations portion of our website at www.igcpharma.com. The Company has established separate audit and compensation committees that are described elsewhere in this report. The Company does not have a separate nominating committee. Accordingly, Board of Director nominations occur by either selection or recommendation of a majority of the independent directors.

All our data, except accounting data, is stored in the cloud on multiple servers, which helps us mitigate the overall risk of losing data. As part of corporate governance, we also have a cybersecurity policy that employees are required to comply with to safeguard their systems from cyber-attacks.

FYE2026 Form DEF 14A	25

Director and Officer Derivative Trading and Hedging Policy

The Company has adopted a policy that prohibits our officers, non-employee directors, and key personnel from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock.

Insider Trading Policy

We have an insider trading policy governing the purchase, sale, and other dispositions of our securities (the “Insider Trading Policy”) that applies to all of our directors, officers, employees, and other covered persons identified within the Insider Trading Policy. We believe that the Insider Trading Policy is reasonably designed to promote compliance with applicable U.S. federal securities laws, rules, and regulations, as well as applicable listing standards relating to insider trading. In addition, with regard to our trading in our own securities, it is our policy to comply with applicable federal securities laws and applicable listing requirements.

Delinquent Section 16(a) reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors, and beneficial owners of more than 10% of our equity securities to timely file certain reports regarding ownership of and transactions in our securities with the Securities and Exchange Commission. Copies of the required filings must also be furnished to us. Section 16(a) compliance was required during the Transition Period. Based solely on a review of Forms 3, 4, and 5 and amendments thereto furnished to us pursuant to Rule 16a-3(e) under the Exchange Act, we believe that filing requirements under Section 16(a) of the Exchange Act for the Transition Period have been satisfied, except for the following five Forms 4, which reported seven transactions in total: (1) a Form 4 for Ram Mukunda reporting the grant of stock options on August 12, 2025; (2) a Form 4 for Claudia Grimaldi reporting the grant of stock options on August 12, 2025; (3) a Form 4 for James Moran reporting the grant of stock options on August 12, 2025; (4) a Form 4 for Richard Prins reporting the grant of stock options on August 12, 2025; and (5) a Form 4 for Terry L. Lierman reporting the grant of stock options on August 12, 2025.

Compensation for Executive Officers of the Company

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by, or paid to (i) all individuals serving as the smaller reporting company’s principal executive officer or acting in a similar capacity during the Transition Period (“PEO”), regardless of compensation level; (ii) the smaller reporting company’s two most highly compensated executive officers other than the PEO who was serving as executive officers at the end of the Transition Period and whose compensation exceeded $100,000 for the periods indicated below.

Summary Compensation Table

(in thousands)

Name and Principal Position	Nine Months Ended December 31,	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Other compensation (3) ($)	Total Compensation ($)
Ram Mukunda	2025	305	17	1,530	39	1,891
President and CEO	2024	286	92	-	39	417

Claudia Grimaldi	2025	177	-	510	19	706
Vice President, CCO, and PFO	2024	164	-	-	19	183

(1)	Effective September 2025, the compensation of Mr. Ram Mukunda and Ms. Claudia Grimaldi was increased by 20%. As of December 31, 2025, the Company had accrued compensation and bonuses payable of approximately $234 thousand to Mr. Mukunda, and $189 thousand to Ms. Grimaldi, respectively. The bonuses are subject to the achievement of milestones, including completion of the CALMA Trial and successful fundraising through equity or debt financing, strategic partnerships, or non-dilutive grants. As of December 31, 2025, Ms. Claudia Grimaldi provided a working capital loan to the Company of approximately $146 thousand. For additional information, see “Certain Relationships and Related Transactions, and Director Independence” below.

(2)	The Stock Awards represent the fair value of stock awards to the named executive officer as computed using the closing price at the day of grant or using an appropriate pricing model depending on the terms of the award. The Stock Awards include vested and unvested grants of stock awards as reflected in the table titled “Stock Awards as of December 31, 2025.” This also includes performance-based and market price-based stock awards, which account for approximately $680 thousand in the nine months ended December 31, 2025, and Nil in the nine months ended December 31, 2024.

(3)	Includes life insurance, 401 (k) contribution, health insurance(s), and other applicable compensation.

FYE2026 Form DEF 14A	26

Name and Principal Position	Twelve Months Ended March 31,	Salary ($)	Bonus ($) (1)	Stock Awards (2) ($)	Other compensation (3) ($)	Total Compensation ($)
Ram Mukunda	2025	396	92	-	80	568
President and CEO	2024	360	320	1,066	75	1,821

Claudia Grimaldi	2025	226	-	-	33	259
Vice President, CCO, and PFO	2024	198	112	370	37	717

(1)	As of March 31, 2025, the outstanding bonuses for Ram Mukunda, approximately $423 thousand, and Claudia Grimaldi, approximately $327 thousand, have been converted into performance-based bonuses and will be paid upon achieving the following milestones. Completion of CALMA Clinical Trial; 2. Successful fundraising of at least $5 million via equity, debt, partnerships, or non-dilutive grants.

(2)	The Stock Awards represent the fair value of stock awards to the named executive officer as computed using the closing price at the day of grant or using an appropriate pricing model depending on the terms of the award. The Stock Awards include vested and unvested grants of stock awards as reflected in the table titled “Stock Awards as of March 31, 2025.” This also includes performance-based and market price-based stock awards, which account for approximately $689 thousand in fiscal 2024 and Nil in fiscal 2025.

(3)	Includes life insurance, 401 (k) contribution, health insurance(s), and other applicable compensation.

Compensation to Directors

(in thousands)

During the nine months ended December 31, 2025, the compensation awarded to, earned by, or paid to non-employee directors who served on the Board.

Name	Number of Stock Awards	Total Compensation ($)
Richard Prins	750	255
James Moran	500	170
Terry L. Lierman	500	170

(1)	The Total Compensation represents the fair value of stock awards to the named director as computed using the closing price at the day of grant or using an appropriate pricing model depending on the terms of the award. The Stock Awards includes vested and unvested grants of stock awards.

Stock Awards as of December 31, 2025

(in thousands)

Name	Number of unvested Stock Awards (#)	Value of unvested Stock Awards ($)	Value of vested Stock Awards ($)	Total Value of Stock Awards ($)
Ram Mukunda	9,127	4,533	199	4,732
Claudia Grimaldi	2,381	804	77	881
Richard Prins	1,586	763	33	796
James Moran	794	245	-	245
Terry L. Lierman	550	186	-	186

Stock Awards as of March 31, 2025

(in thousands)

Name	Number of unvested Stock Awards (#)	Value of unvested Stock Awards ($)	Value of vested Stock Awards ($)	Total Value of Stock Awards ($)
Ram Mukunda	5,527	3,200	274	3,474
Claudia Grimaldi	1,230	371	81	452
Richard Prins	936	540	78	618
James Moran	294	75	55	130
Terry L. Lierman	50	16	16	32

FYE2026 Form DEF 14A	27

Employment contracts

Ram Mukunda has served as President and Chief Executive Officer of our Company since its inception. On November 18, 2021, the Company, and Mr. Mukunda entered into the 2021 CEO Employment Agreement that expires on November 17, 2026. Pursuant to the 2021 CEO Employment Agreement, we pay Mr. Mukunda a base salary of $360,000 per year. The Employment Agreement provides that the Board of Directors of our Company may review and update the targets and amounts for the net revenue and salary and contract bonuses on an annual basis. Mr. Mukunda is entitled to benefits, including insurance, participation in company-wide 401(k), reimbursement of business expenses, 20 days of annual paid vacation, sick leave, domestic help, driver, cook, and a car (subject to partial reimbursement by Mr. Mukunda of rental payments for the car and reimbursement of business expenses). In the event of termination without cause, including a change of control, we would be required to pay Mr. Mukunda 1.5 times the average of the total compensation as disclosed in the previous two 10-K filings prior to termination. In addition, all unvested shares would be subject to immediate vesting. Effective September 2025, Mr. Mukunda’s compensation was increased by 20%, as described above.

Claudia Grimaldi has served as Vice President, Principal Financial Officer, Chief Compliance Officer, and Director of our subsidiaries since May 9, 2018. On May 5, 2023, the Company and Ms. Grimaldi entered into an Employment Agreement that expires on May 8, 2028 (the 2023 Employment Agreement). Pursuant to the Employment Agreement, we pay Ms. Grimaldi a base salary of $200,000 per year. The Employment Agreement provides that the Company may review and update performance targets and contract bonuses on an annual basis. Ms. Grimaldi is entitled to benefits, including insurance, participation in company-wide 401(k), reimbursement of business expenses, 20 days of annual paid vacation, sick leave, and a car (subject to partial reimbursement by Ms. Grimaldi for personal use of the car). In the event of termination without cause, including a change of control, we would be required to pay Ms. Grimaldi 1.5 times her compensation. In addition, unvested shares that would otherwise vest in a 12-month period would be subject to immediate vesting. Effective September 2025, Ms. Grimaldi’s compensation was increased by 20%, as described above.

For non-employee directors, the Company has a standard compensation arrangement, such as fees for committee service, service as chairman of the board, or a committee, and meeting attendance.

Compensation risk assessment

In setting compensation, the Compensation Committee considers the risks to our stockholders and to the achievement of our goals that may be inherent in our compensation programs. The Compensation Committee reviewed and discussed its assessment with management and concluded that our compensation programs are within industry standards and are designed with the appropriate balance of risk and reward to align employees’ interests with those of our Company and do not incent employees to take unnecessary or excessive risks. Although a portion of our executives’ and employees’ compensation is performance-based and “at risk,” we believe our compensation plans are appropriately structured and are not reasonably likely to result in a material adverse effect on our Company.

FYE2026 Form DEF 14A	28

Policies and practices related to the grant of equity awards close in time to the release of material nonpublic information

Neither the Board nor the Compensation Committee takes material non-public information into account when determining the timing or terms of equity awards, including with respect to share options, nor do we time the disclosure of material non-public information for the purpose of affecting the value of executive compensation. Although we do not have a formal policy with respect to the timing of our equity award grants, we have generally granted such awards once a year to directors and executive officers, and equity awards may be granted at other times during the year to newly hired or promoted employees, and in other special circumstances.

During the nine-month transition period ended December 31, 2025, the Company granted stock options to certain named executive officers on August 12, 2025, which was within four business days preceding the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, on August 14, 2025. Accordingly, pursuant to Item 402(x)(2) of Regulation S-K, the Company is providing the following information regarding such awards.

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/Share)	Grant Date Fair Value of the Award	Percentage Change in Closing Market Price*
Ram Mukunda	August 12, 2025	4,500,000	$0.35	$1,530,000	2.8%
Claudia Grimaldi	August 12, 2025	1,500,000	$0.35	$510,000	2.8%

*	Represents the percentage change in the closing market price of the Company’s common stock between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following such disclosure, as required by Item 402(x)(2) of Regulation S-K.

Pay versus performance disclosure

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial and operational performances of the Company.

The Compensation Committee did not consider the pay versus performance disclosure when making its compensation decisions for the transition period ended December 31, 2025. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our named executive officers. As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial and operational performance of the Company for each of the last three completed fiscal years. In determining the “compensation actually paid” or realized compensation (“CAP”) to our other Named Executive Officers (“NEO”), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table (“SCT”).

The table below summarizes compensation information as reported in the Summary Compensation Table, as well as “compensation actually paid,” for the transition period ended December 31, 2025, and the fiscal years ended March 31, 2025, and 2024, in accordance with Item 402(v) of Regulation S-K. The transition period reflects a nine-month period due to the Company’s change in fiscal year end and is not directly comparable to prior full fiscal years.

Pay Versus Performance Table

(in thousands)

Included in the table below is the compensation paid to our executives and the Company’s financial performance for each of the periods presented, including the transition period ended December 31, 2025, and the fiscal years ended March 31, 2025, and 2024.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs Officer(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based On: Total Shareholder Return(4)	Net Income (Loss)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Transition Period ended December 31, 2025	$1,891	$1,621	$706	$616	$82	$(4,146)
April-March 2025	$568	$(203)	$259	$78	$82	$(7,121)
April-March 2024	$1,821	$2,699	$717	$979	$118	$(13,000)

(1)	For each of the periods presented, including the transition period ended December 31, 2025, and the fiscal years ended March 31, 2025, and 2024, this is the total compensation, as disclosed in the Summary Compensation Table above, for Mr. Ram Mukunda, our Principal Executive Officer (“PEO”).

(2)	For each of the periods presented, including the transition period ended December 31, 2025, and the fiscal years ended March 31, 2025, and 2024, this is the total compensation, as disclosed in the Summary Compensation Table above, for Ms. Claudia Grimaldi, our non-PEO NEO.

(3)	Compensation Actually Paid is the Summary Compensation Table total for the PEO (column (b) above) and Summary Compensation Table total for the Non-PEO (column (d) above), as applicable, with the adjustments pursuant to Item 402(v)(2)(iii)(C) of Regulations S-K.

(4)	The Total Shareholder Return reflected in this column for each applicable fiscal year is calculated based on a fixed investment of $100 through the end of the applicable fiscal year on the same cumulative basis.

FYE2026 Form DEF 14A	29

	Nine months ended December 31, 2025	Twelve months ended March 31, 2025	Twelve months ended March 31, 2024	Nine months ended December 31, 2025	Twelve months ended March 31, 2025	Twelve months ended March 31, 2024
(in thousands)	PEO	PEO	PEO	Non-PEO	Non-PEO	Non-PEO
SCT Total Compensation	$1,891	568	1,821	706	259	717
Subtract: Grant date fair value of equity awards granted during the covered year	$(1,530)	-	(1,066)	(510)	-	(370)
Add: Fair value as of the end of the covered fiscal year of all awards granted during the covered fiscal year that were outstanding and unvested as of the end of the fiscal covered year;	$1,260	-	1,517	420	-	535
Add: Change in fair value from the end of the prior fiscal year to the end of the covered fiscal year for awards granted in any prior fiscal year that were outstanding and unvested as of the end of the covered fiscal year	$-	(663)	158	-	(148)	10
Add: Fair value as of the vesting date of awards that were granted and vested in the same year	$-	-	234	-	-	78
Add: Change in fair value from the end of the prior fiscal year to the vesting date of awards granted in any prior fiscal year that vested in the covered fiscal year	$-	(108)	34	-	(33)	8
Subtract: Fair value at the end of the prior fiscal year of awards granted in any prior fiscal year that failed to vest (forfeited) in the covered fiscal year	$-	-	-	-	-	-
Add: Dollar amount of dividends or other earnings paid on equity awards in the covered fiscal year prior to the vesting date that are not included in total compensation for the covered fiscal year	$-	-	-	-	-	-
Compensation Actually Paid	$1,621	(203)	2,699	616	78	979

Relationships Between Executive Compensation Actually Paid and the Company’s Financial and Operational Performance Measures

Our Board of Directors and Compensation Committee generally seek to align the interests of stockholders with our named executive officers by incentivizing long-term performance and through the use of short-term cash incentives. Therefore, we do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year, and the Compensation Committee did not consider this information in making its executive compensation decisions. Instead, our executives are paid based on the achievement of a set of predetermined corporate milestones, which are focused on driving long-term stockholder value. Our executives are compensated at least annually with service-based restricted stock units or stock options to ensure that their interests are aligned with those of our stockholders. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between the information presented in the Pay Versus Performance table.

Relationship Between Compensation Actually Paid and Operational Milestones

The Company does not look to net income (loss) as a performance measure for its executive compensation program and instead looks at operational metrics, such as drug development milestones, pipeline progress, R&D spend, regulatory compliance, intellectual property, partnerships, collaborations, and general financial health of the Company.

Compensation actually paid decreased from fiscal 2024 to fiscal 2025 while the Company’s net loss improved. For the nine-month transition period ended December 31, 2025, compensation actually paid increased while net loss further improved. The Company does not use net income or net loss as a direct measure in determining executive compensation, and changes in compensation actually paid primarily reflect changes in the fair value of equity awards.

Relationship Between Compensation Actually Paid and Company Total Shareholder Return

Because a significant portion of executive compensation consists of equity awards, compensation actually paid is affected by changes in the market value of the Company’s common stock. Accordingly, changes in total shareholder return may affect the compensation actually paid reported above. The Compensation Committee does not use total shareholder return as the sole measure for determining executive compensation.

FYE2026 Form DEF 14A	30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than as described below, during the Transition Period and the fiscal year ended March 31, 2025, we have not entered into any material transactions or series of transactions in which any officer, director, beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any such person, had a direct or indirect material interest, nor are there any such transactions presently proposed.

Review, approval, or ratification of related party transactions

We have a written policy for the review and approval of transactions with related persons. It is our policy for the disinterested members of our Board to review all related party transactions on a case-by-case basis. To receive approval, a related-party transaction must have a business purpose for us and be on terms that are fair and reasonable to us and as favorable to us as would be available from non-related entities in comparable transactions.

Transaction with Related Parties

During the nine months ended December 31, 2025, the Company received a working capital loan of approximately $146 thousand from Ms. Claudia Grimaldi, the Company’s Principal Financial Officer. The loan was approved by the Board of Directors and bears interest at a rate equal to the U.S. federal funds rate plus 5.0%, which management believes is reasonable in light of the Company’s credit profile and the unsecured, short-term nature of the borrowing. Interest accrues and is payable upon repayment, and the principal is due on demand. As of December 31, 2025, the outstanding principal balance was approximately $146 thousand, and the accrued interest payable was $5,840. The Company recognized interest expense of $5,840 related to this loan during the nine months ended December 31, 2025.

On June 30, 2026, the Company entered into separate Stock Purchase Agreements with Mr. Ram Mukunda, the Company’s President and Chief Executive Officer, and Ms. Claudia Grimaldi, the Company’s Vice President and Principal Financial Officer, providing for the future issuance of 2,226,475 shares and 2,048,378 shares of Common Stock, respectively, at $0.27 per share, in satisfaction of approximately $601,148 and $553,062, respectively, of obligations owed by the Company. The obligations included personal cash advances of approximately $283,639 from Mr. Mukunda and $268,723 from Ms. Grimaldi. The transactions were approved in advance by the disinterested directors and the Audit Committee, with each interested officer and director recused, including for purposes of Rule 16b-3 under the Exchange Act. As disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as of June 30, 2026, the shares had not been issued, delivered, or credited to the purchasers or reflected as outstanding and were classified as common stock subscribed but not yet issued. Of these shares, 1,165,216 shares and 1,006,885 shares, respectively, have since been issued. The remaining 1,061,259 shares and 1,041,493 shares, respectively, which relate to the personal cash advances, including accrued interest, have not been issued as of the date of this Proxy Statement.

On September 25, 2024, the Company entered into a Share Purchase Agreement with Moran Global Strategies, Inc. (“MGS”), which is owned by Mr. James Moran, an independent director of the Company, for the sale of 588,235 shares of common stock at $0.34 per share, for aggregate consideration of $200,000, which the Company received in September 2024. The shares were issued during the three months ended March 31, 2026.

Other than the transactions described above, there were no other related party transactions during the Transition Period or through the date of this Proxy Statement.

AUDIT INFORMATION

Principal Accountant Fees and Services

Manohar Chowdhry & Associates (“MCA”) is our Principal Independent Registered Public Accounting Firm engaged to examine our financial statements for the Transition Period.

Audit-related and other fees

The table below shows the fees that we paid or accrued for the audit and other services provided by Manohar Chowdhry & Associates for the nine months ended December 31, 2025, and twelve months ended March 31, 2025.

Audit fees

This category includes the audit of our annual financial statements, review of financial statements included in our annual and quarterly reports and services that are normally provided by the independent registered public accounting firms in connection with engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-related fees

This category consists of assurance and related services by the independent registered public accounting firms that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include services relating to our registration statement and consultation regarding our correspondence with the SEC.

FYE2026 Form DEF 14A	31

Tax fees

This category consists of professional services rendered for tax compliance, tax planning, and tax advice. These services include tax return preparation and advice on state and local tax issues.

All other fees

This category consists of fees for other miscellaneous items.

	(in thousands)
	Nine Months Ended December 31, 2025 ($)	Twelve Months Ended March 31, 2025 ($)

Audit fees - Manohar Chowdhry & Associates	60	$69
Audit-related fees - Manohar Chowdhry & Associates	-	-
Tax fees	-	-
All other fees	-	-
Total	60	$69

FYE2026 Form DEF 14A	32

Policy on pre-approval of audit and permissible non-audit services of independent auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee of our Board of Directors has responsibility for appointing, setting compensation, and overseeing the work of the independent auditor. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Prior to the engagement of the independent auditor for the next year’s audit, management may submit, if necessary, an aggregate of services expected to be rendered during that year for each of the following four categories of services to our Audit Committee for approval.

1. Audit services include audit work performed in the preparation of financial statements and audit of internal controls, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories.

Prior to engagement, our Audit Committee pre-approves these services by category of service. The fees are budgeted, and our Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it becomes necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, our Audit Committee requires specific pre-approval before engaging the independent auditor.

Our Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

Pre-approved services

The Audit Committee’s charter provides for pre-approval of audit, audit-related, and tax services to be performed by the independent auditors. The Audit Committee approved the audit and audit-related services to be performed by independent auditors and tax services by the tax professionals in the nine-months transition period ended December 31, 2025. The charter also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has not delegated such authority to its members.

Audit committee report

The Audit Committee of the Board is composed of two directors, each of whom meets the current NYSE American test for independence. The Committee acts under a written charter adopted by the Board. The Audit Committee has prepared the following report on its activities with respect to the Company’s audited financial statements for the nine months ended December 31, 2025 (the Audited Financial Statements):

●	The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management.

●	The Audit Committee discussed with Manohar Chowdhry & Associates the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

●	The Audit Committee received the written disclosures and the letter from Manohar Chowdhry & Associates required by applicable PCAOB requirements regarding communications with audit committees concerning independence and discussed with Manohar Chowdhry & Associates its independence from the Company and its management; and

●	Based on the review and discussion referred to above, and in reliance thereon, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Transition Report on Form 10-KT for the nine months ended December 31, 2025, for filing with the U.S. Securities and Exchange Commission.

All members of the Audit Committee concur in this report.

AUDIT COMMITTEE:

Richard Prins

James Moran

FYE2026 Form DEF 14A	33

PROPOSALS FOR 2027 ANNUAL MEETING

Under the regulations of the SEC, if you desire to make a proposal to be acted upon at the 2027 Annual Meeting of Stockholders, you must deliver the proposal, in proper form, to the Secretary of the Company, no later than June 25, 2027 (120 calendar days before the anniversary of the date this Proxy Statement is released to stockholders), in order for the proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy for that meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC. The address for the Secretary of the Company is 10224 Falls Road, Potomac, Maryland, 20854.

Our Bylaws also prescribe the procedure that a stockholder must follow to nominate directors or to bring other business before stockholders’ meetings. To nominate a candidate for director or to bring other business before a meeting, notice must be received by the Secretary of the Company (i) no later than September 3, 2027 and no earlier than August 4, 2027, or (ii) if the date of the 2027 Annual Meeting of Stockholders is more than thirty days before or more than sixty days after the anniversary date of this Annual Meeting, not earlier than the close of business on the one hundred and twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. In addition to the requirements contained in our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 3, 2027 (the 60th day prior to the first anniversary of the annual meeting for the preceding year’s annual meeting).

Notice of a nomination for director must describe various matters regarding the nominee and the stockholder giving the notice. The notice of other business to be brought before the Annual Meeting must include a description of the proposed business, the reasons therefore, and other specified matters. The Company does not have a standing nominating committee. Director nominations are made by, or on the recommendation of, a majority of the independent directors, who will consider candidates recommended by stockholders in the same manner as other candidates. Any stockholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company, at the address set forth above.

ANNUAL REPORT

A copy of our Transition Report on Form 10-KT for the nine-month period ended December 31, 2025, is being made available to stockholders together with this Proxy Statement. Stockholders should refer to the report for financial and other information about us, but such a report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

FYE2026 Form DEF 14A	34

APPENDIX A

AMENDMENT TO THE IGC PHARMA, INC. 2018 OMNIBUS INCENTIVE PLAN
RELATING TO THE ANNUAL SHARE RESERVE ADJUSTMENT DATE

This First Amendment (this “Amendment”) to the IGC Pharma, Inc. 2018 Omnibus Incentive Plan (the “Plan”) is adopted by IGC Pharma, Inc. (the “Company”), subject to approval by the Company’s stockholders.

1. Amendment to Annual Share Reserve Adjustment Date

Effective January 1, 2027, the Plan is hereby amended to change the annual adjustment date for the increase in the number of shares available for issuance under the Plan from April 1 to January 1.

Accordingly, Section 4.1 of the Plan is amended so that each annual share reserve adjustment date stated as “April 1” is replaced with “January 1,” except that the reference to “April 1, 2018” shall remain unchanged.

For the avoidance of doubt, if Proposal Three relating to the increase in the annual share reserve percentage is not approved by the Company’s stockholders, the existing 15% share reserve percentage will continue to apply.

2. No Other Changes

Except as expressly amended by this Amendment, all other terms and provisions of the Plan shall remain unchanged and in full force and effect.

This Amendment does not extend or otherwise modify the existing term of the Plan.

3. Effective Date

This Amendment shall become effective on January 1, 2027, subject to approval by the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of October 8, 2026.

IGC PHARMA, INC.

By:
Name:	Ram Mukunda
Title:	President and Chief Executive officer

APPENDIX B

AMENDMENT TO THE IGC PHARMA, INC. 2018 OMNIBUS INCENTIVE PLAN
RELATING TO THE ANNUAL SHARE RESERVE PERCENTAGE

This Second Amendment (this “Amendment”) to the IGC Pharma, Inc. 2018 Omnibus Incentive Plan (the “Plan”) is adopted by IGC Pharma, Inc. (the “Company”), subject to approval by the Company’s stockholders.

1. Amendment to Annual Share Reserve Percentage

Effective January 1, 2027, the Plan is hereby amended to increase the percentage used in determining the annual increase in the number of shares available for issuance under the Plan from 15% to 20%.

Accordingly, Section 4.1 of the Plan is amended so that the annual increase in the number of shares available under the Plan will be based on 20% of the number of shares of Common Stock issued and outstanding on the applicable adjustment date, less 28,272,667 shares, subject to the other terms and limitations of the Plan.

For the avoidance of doubt, if Proposal Two relating to the change in the annual adjustment date is not approved by the Company’s stockholders, the annual adjustment will continue to be made on April 1.

2. No Other Changes

Except as expressly amended by this Amendment, all other terms and provisions of the Plan shall remain unchanged and in full force and effect.

This Amendment does not extend or otherwise modify the existing term of the Plan.

3. Effective Date

This Amendment shall become effective on January 1, 2027, subject to approval by the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of October 8, 2026.

IGC PHARMA, INC.

By:
Name:	Ram Mukunda
Title:	President and Chief Executive officer

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF IGC PHARMA, INC.

for the December 2, 2026, Annual Meeting of Stockholders and any postponement(s) or adjournment(s) thereof.

The undersigned hereby: (a) acknowledges receipt of the Notice of the Annual Stockholders’ Meeting of IGC Pharma, Inc., (the “Company”) to be held on December 2, 2026, (the “Annual Meeting”), and the associated Proxy Statement; (b) appoints each of Mr. Ram Mukunda and Mr. Richard Prins, as proxies, each with the power to appoint a substitute; (c) authorizes each proxy to represent and vote, as designated below, all of the shares of common stock of the Company, par value $0.0001 per share, held of record by the undersigned at the close of business on October 19, 2026, at the Annual Meeting and at any postponement(s) or adjournment(s) thereof; and (d) revokes any proxies previously given.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 2, 2026:

The Proxy Statement, the Notice of Annual Meeting of Stockholders, and our Annual Report to Stockholders are available at http://www.igcpharma.com.

1.	To elect Ms. Claudia Grimaldi to the Company’s Board of Directors to serve as a Class A director until the 2029 Annual Meeting of Stockholders, until such director’s successor shall be duly elected and qualified, or until such director’s earlier death, resignation, or removal from office;

Ms. CLAUDIA GRIMALDI	FOR ☐	WITHHOLD ☐

2.	To approve an amendment to Section 4.1 of the Company’s 2018 Omnibus Incentive Plan to change the annual share reserve adjustment date from April 1 to January 1 of each year, effective January 1, 2027;

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment to Section 4.1 of the Company’s 2018 Omnibus Incentive Plan to increase the annual share reserve percentage from fifteen percent (15%) to twenty percent (20%), effective January 1, 2027;

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To approve the grant of 5,000,000 shares of common stock, governed by the Company’s 2018 Omnibus Incentive Plan, to be granted from time to time to the Company’s current and new employees, officers, advisors, directors, and consultants by the Board of Directors, pursuant to certain metrics including performance, vesting, and incentive as set by the Board of Directors and or the CEO;

FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables, and the narrative disclosures that accompany the compensation tables) (the “Say-on-Pay Proposal”);

FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	To ratify the appointment of Manohar Chowdhry & Associates, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;

FOR ☐	AGAINST ☐	ABSTAIN ☐

7.	To act upon such other matters as may properly come before the Annual Meeting, including any proposal to adjourn or postpone the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies (the “Adjournment Proposal”).

FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy Card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted FOR the proposals set forth above. Please sign, date, and return this Proxy as promptly as possible in the envelope provided.

Dated: _______________, 2026

X _______________________	X _______________________

Signature(s) of Stockholders

Joint owners should each sign. Signature(s) should correspond with the name(s) printed on your stock certificates. Attorneys, executors, administrators, and guardians should give full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If there is a partnership, please sign with the authorized person’s name in the partnership name.